UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 9, 2006

Metal Management, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-14836	94-2835068
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

325 N. LaSalle St., Suite 550, Chicago, Illinois		60610
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(312) 645-0700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On February 9, 2006, Metal Management, Inc. (the "Company"), certain subsidiaries of the Company specified therein, the lenders party thereto and LaSalle Bank National Association, in its capacity as agent for the lenders, entered into a Fourth Amendment to Credit Agreement, which amends the Credit Agreement dated as of June 28, 2004, as amended. The purpose of this amendment was to (i) amend the definition of "Permitted Acquisitions" to include a proposed acquisition of privately held Morris Recycling, Inc. and its subsidiaries ("Morris Recycling") as a permitted acquisition, thereby leaving the permissible level of funds available for other acquisitions unchanged by this proposed acquisition, (ii) increase the permissible level of funds available for any single acquisition from $20 million to $30 million, and (iii) increase the amount the Company is permitted to advance or loan from $2.5 million to $8 million.

The Company has acquired an exclusive option to acquire substantially all of the assets (which also provides for the assumption of certain liabilities) of Morris Recycling. The Company has also extended a short-term working capital loan in the amount of $5 million to Morris Recycling, which is secured by a second lien on the assets of Morris Recycling and certain other assets. Morris Recycling is a full service scrap metal recycler serving Mississippi and portions of Arkansas, Tennessee and Alabama. Through its 10 operating facilities, Morris Recycling handles approximately 240,000 tons of ferrous and 32 million pounds of nonferrous metals each year. While the Company is engaged in a diligence review of Morris Recycling’s operations, there can be no assurance that such acquisition will be consummated.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Metal Management, Inc.

February 15, 2006	By:	/s/ Robert C. Larry

Name: Robert C. Larry
Title: Executive Vice President, Finance, Chief Financial Officer, Treasurer and Secretary